FB Financial Corporation Reports Third Quarter 2026 Financial Results
Reports Q3 Diluted EPS of $1.20, Adjusted Diluted EPS* of $1.21
Annualized Q3 Loan HFI and Deposit Growth of 9.7% and 8.8%, respectively
NASHVILLE, TENNESSEE—October 13, 2026—FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $60.2 million, or $1.20 per diluted common share, for the third quarter of 2026, compared to $1.13 in the previous quarter and $0.43 in the third quarter of last year. Adjusted net income* was $60.9 million, or $1.21 per diluted common share, compared to $1.14 in the previous quarter and $1.07 in the third quarter of last year.
The Company ended the third quarter of 2026 with loans held for investment (“HFI”) of $13.18 billion compared to $12.87 billion at the end of the previous quarter, a 9.68% annualized increase, and $12.30 billion at the end of the third quarter of last year, a 7.17% increase. Deposits were $14.67 billion as of September 30, 2026, compared to $14.35 billion as of June 30, 2026, an 8.82% annualized increase, and $13.81 billion as of September 30, 2025, a 6.18% increase. Net interest margin (“NIM”) was 3.83% for the third quarter of 2026, compared to 3.95% in both the prior quarter and the third quarter of 2025. The Company ended the quarter with book value per common share of $39.11 and tangible book value per common share* of $31.50.
President and Chief Executive Officer, Christopher T. Holmes stated, “Our results reflect continued organic growth momentum and solid profitability metrics. Annualized loan growth (HFI) was 9.68% for the quarter, annualized client deposit growth was 11.0%, and annualized total deposit growth was 8.82% when we net out the decline in brokered deposits. We are encouraged by the quality of opportunities in front of us and the pipelines we see across the Company. In addition, our recent $125.0 million subordinated debt issuance provides added flexibility to support future growth. We remain focused on providing value to clients and creating long-term value for our shareholders.”

				Annualized
(dollars in thousands, except per share data)	Sep 2026	Jun 2026	Sep 2025	Sep 26 / Jun 26 % Change	Sep 26 / Sep 25 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,543,889	$1,527,093	$1,428,401	4.36%	8.09%
Loans held for sale	255,069	198,089	167,449	114.1%	52.3%
Loans HFI	13,179,564	12,865,510	12,297,600	9.68%	7.17%
Allowance for credit losses on loans HFI	(193,960)	(194,010)	(184,993)	(0.10)%	4.85%
Total assets	17,093,991	16,796,101	16,236,459	7.04%	5.28%
Interest-bearing deposits (non-brokered)	11,262,198	10,886,056	10,634,555	13.7%	5.90%
Brokered deposits	626,687	685,902	487,765	(34.3)%	28.5%
Noninterest-bearing deposits	2,777,111	2,775,208	2,690,635	0.27%	3.21%
Total deposits	14,665,996	14,347,166	13,812,955	8.82%	6.18%
Borrowings	265,390	314,513	213,638	(62.0)%	24.2%
Allowance for credit losses on unfunded commitments	16,116	15,859	17,392	6.43%	(7.34)%
Total common shareholders’ equity	1,933,646	1,936,531	1,978,043	(0.59)%	(2.24)%
Book value per common share	$39.11	$38.75	$37.00	3.69%	5.70%
Tangible book value per common share*	$31.50	$31.19	$29.83	3.94%	5.60%
Total common shareholders’ equity to total assets	11.3%	11.5%	12.2%
Tangible common equity to tangible assets*	9.32%	9.49%	10.1%
*This represents a non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on October 13, 2026, and is also available at https://investors.firstbankonline.com.

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FB Financial Corporation
Third Quarter 2026 Results

	Three Months Ended
(dollars in thousands, except per share data)	Sep 2026	Jun 2026	Sep 2025
Statement of Income Highlights
Net interest income	$149,946	$148,972	$147,240
NIM (tax-equivalent basis)	3.83%	3.95%	3.95%
Noninterest income	$24,540	$25,780	$26,635
(Loss) gain from securities, net	$(241)	$—	$12
Loss on sales or write-downs of premises and equipment, other real estate owned and other assets, net	$(34)	$(377)	$(646)
Total revenue	$174,486	$174,752	$173,875
Noninterest expense	$96,034	$91,480	$109,856
Loan subservicer transition costs	$719	$—	$—
(Gain) loss on lease terminations and other branch closure costs	$—	$(42)	$270
Merger and integration costs	$—	$—	$16,057
Efficiency ratio	55.0%	52.3%	63.2%
Adjusted efficiency ratio*	54.3%	52.0%	53.3%
Pre-tax pre-provision net revenue	$78,452	$83,272	$64,019
Adjusted pre-tax pre-provision net revenue*	$79,446	$83,607	$80,980
Provisions for credit losses	$1,424	$10,116	$34,417
Net charge-offs ratio	0.04%	0.06%	0.05%
Net income applicable to FB Financial Corporation	$60,202	$58,649	$23,375
Diluted earnings per common share	$1.20	$1.13	$0.43
Effective tax rate	21.8%	19.8%	21.0%
Adjusted net income*	$60,937	$58,905	$57,606
Adjusted diluted earnings per common share*	$1.21	$1.14	$1.07
Weighted average number of shares outstanding - fully diluted	50,286,830	51,693,688	53,957,062
Returns on average:
Return on average assets (“ROAA”)	1.43%	1.44%	0.58%
Adjusted*	1.44%	1.45%	1.43%
Return on average shareholders’ equity	12.2%	11.8%	4.69%
Return on average tangible common equity (“ROATCE”)*	15.2%	14.6%	5.82%
Adjusted*	15.7%	15.0%	14.7%
*This represents a non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on October 13, 2026, and is also available at https://investors.firstbankonline.com.

Balance Sheet and Net Interest Margin
The Company reported loans HFI of $13.18 billion at the end of the third quarter of 2026, compared to $12.87 billion at the end of the prior quarter. The contractual yield on loans HFI remained stable at 6.21% for the third quarter of 2026 compared to 6.22% for the previous quarter. Net loan growth was driven by increases in residential real estate loans, including growth of $133.6 million in 1-to-4 family mortgage loans, $41.6 million in multi-family mortgage loans, and $10.0 million in residential lines of credit. Commercial real estate loans increased $91.6 million, while construction loans and consumer and other loans increased by $19.5 million and $19.0 million, respectively.
The Company reported total deposits of $14.67 billion at the end of the third quarter compared to $14.35 billion at the end of the second quarter. The cost of interest-bearing deposits increased to 2.88% from 2.81% in the previous quarter. Total cost of deposits increased to 2.32% during the third quarter compared to 2.26% in the second quarter of 2026. Higher costs were driven primarily by increased pricing on interest-bearing deposits and continued deposit growth during the quarter. Noninterest-bearing deposits were $2.78 billion for both the third quarter of 2026 and the previous quarter.
The Company reported net interest income on a tax-equivalent basis of $150.8 million for the third quarter of 2026, an increase from $149.8 million in the prior quarter. NIM decreased to 3.83% for the third quarter from 3.95% in the prior quarter, reflecting higher funding costs relative to earning asset yields during the quarter. The decline in NIM also included a 3 basis point impact from the reversal of $1.0 million of previously accrued interest related to a nonaccrual loan. Net accretion from purchase accounting adjustments contributed 11 basis points to margin during the third quarter compared to 13 basis points in the prior quarter.
Holmes continued, “Our balance sheet continues to be shaped by long-term client relationships and a relationship-based approach to banking. That client-driven foundation provides stability, flexibility and the capacity to pursue opportunities across our markets. We are encouraged by the activity we see throughout our footprint and by the value we are creating by growing our client base.”
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FB Financial Corporation
Third Quarter 2026 Results

Noninterest Income
Noninterest income was $24.5 million for the third quarter of 2026, compared to $25.8 million in the prior quarter and $26.6 million in the third quarter of 2025. Adjusted noninterest income* was $24.8 million for the third quarter of 2026, compared to $26.2 million and $27.3 million for the prior quarter and the third quarter of 2025, respectively.
Mortgage banking income was $9.4 million in the third quarter of 2026, compared to $11.2 million in the prior quarter and $13.5 million in the third quarter of 2025.
Noninterest Expense
Noninterest expense was $96.0 million during the third quarter of 2026 compared to $91.5 million in the prior quarter and $109.9 million in the third quarter of 2025. Adjusted noninterest expense* was $95.3 million, compared to $91.5 million and $93.5 million in the prior quarter and third quarter of 2025, respectively. The Company's efficiency ratio was 55.0%, compared to 52.3% in the prior quarter and 63.2% in the third quarter of 2025, while the adjusted efficiency ratio* was 54.3%, compared to 52.0% and 53.3%, respectively.
Chief Financial Officer and Chief Operating Officer, Michael Mettee commented, “The third quarter reflected continued momentum in loan and deposit production and meaningful balance sheet growth. Operating leverage was impacted by lower mortgage banking profitability, margin pressure and our continued investments in growth initiatives. We remain focused on disciplined expense management and believe the investments we are making today position us to deliver improved earnings growth and operating leverage over time.”
Credit Quality
In the third quarter, the Company recorded provision expense of $1.2 million related to loans HFI and $0.3 million associated with unfunded loan commitments. At the end of the third quarter of 2026, the Company had an allowance for credit losses on loans HFI of $194.0 million, representing 1.47% of loans HFI compared to $194.0 million, or 1.51% of loans HFI, at the end of the prior quarter.
The Company had net charge-offs of $1.2 million in the third quarter of 2026, representing annualized net charge-offs of 0.04% of average loans HFI, compared to 0.06% in the prior quarter and 0.05% in the third quarter of 2025.
The Company’s nonperforming loans HFI as a percentage of total loans HFI were 1.18% as of the end of the third quarter of 2026, compared to 1.17% in the prior quarter and 0.94% in the third quarter of 2025. Nonperforming assets as a percentage of total assets were 1.13% as of the end of the third quarter of 2026, compared to 1.14% as of the end of the prior quarter and 0.89% as of the end of the third quarter of 2025.
Holmes commented, “Overall credit performance remained strong during the third quarter, with stable asset quality metrics and low net charge-offs. Our consistent approach to underwriting and portfolio management continues to support favorable credit outcomes. Our reserve position and strong credit culture provide a solid foundation to support continued growth while prudently managing risk.”
Capital
The Company maintained its strong capital position in the third quarter, resulting in a preliminary total risk-based capital ratio of 13.6%, preliminary common equity tier 1 ratio of 11.0% and tangible common equity to tangible assets ratio* of 9.32%. The Company repurchased 545,214 shares during the quarter.
Holmes continued, “We remain disciplined in deploying capital while delivering attractive returns to shareholders. During the quarter, we completed a $125.0 million subordinated debt issuance at a spread of 180 basis points over the five-year U.S. Treasury yield, reflecting strong investor demand and confidence in our long-term strategy. We also repurchased $29.3 million of common stock during the quarter, returning capital to shareholders while also maintaining ample capital for financial flexibility. Together, these actions reinforce our commitment to long-term shareholder value.”
Summary
Holmes concluded, “We are pleased with the Company’s growth rate and profitability levels, especially relative to firms similar to ours. Our results reflect the strength of our client relationships, the commitment of our associates and the attractive markets we serve. We are encouraged by the opportunities in front of us and confident in our ability to continue supporting our customers and communities. As we look ahead, our focus remains on growing the franchise and creating long-term shareholder value.”

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FB Financial Corporation
Third Quarter 2026 Results

WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on October 13, 2026, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 2443338) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through October 20, 2026, by dialing 1-855-669-9658 and entering confirmation code 8724700.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=T6DGcoVU. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, in Tennessee, Kentucky, Alabama, Georgia and North Carolina. FB Financial Corporation has approximately $17.1 billion in total assets and operates 91 full-service bank branches across its footprint.

MEDIA CONTACT:	FINANCIAL CONTACT:

Keith Hancock	Michael Mettee
404-310-2368	615-435-0952
keith.hancock@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Third Quarter 2026 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Third Quarter 2026 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on October 13, 2026.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s current expectations, plans or forecasts of its or its business segments’ future results, which may include, among other measures, revenue, liquidity, net interest income, other income, provision for credit losses, expenses, operating leverage, effective tax rate, efficiency ratio, capital measures, deposits and assets, as well as strategy, future business and economic conditions more generally, and other future matters. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes or the lack of changes in government interest rate policies and the associated impact on the Company’s business, net interest margin, funding costs, and mortgage operations, (3) increased competition for loans and deposits and the Company’s ability to sustain loan and deposit growth, (4) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers of investment securities, the impact of interest rates on the value of the Company’s investment securities portfolio, or the adequacy of the Company’s allowance for credit losses, (5) any deterioration in commercial real estate market fundamentals, (6) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from acquisitions, including risks that cost savings and other synergies from completed or future acquisitions may not be realized (or may be less than or delayed from expectations), challenges in integrating acquired businesses, disruptions to customer, employee, or other relationships, diversion of management attention, and the ability to effectively manage larger or more complex operations post-
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FB Financial Corporation
Third Quarter 2026 Results

transaction, (7) the Company’s ability to manage any unexpected outflows of uninsured deposits and to avoid selling investment securities or other assets at an unfavorable time or at a loss, (8) the Company’s ability to successfully execute its various business strategies, including its investments in talent and growth initiatives and the effect of those investments on expenses and operating leverage, (9) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, and changes in accounting standards, (10) the effectiveness of the Company’s controls and procedures to detect, prevent, mitigate and otherwise manage the risk of fraud or misconduct by internal or external parties, including attempted physical-security and cybersecurity attacks, denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction, (11) the Company’s dependence on information technology systems of third-party service providers and the risk of systems failures, interruptions, or breaches of security, (12) the impact, extent and timing of technological changes, including the adoption and use of artificial intelligence and other emerging technologies, (13) concentrations of credit or deposit exposure, (14) the impact of natural disasters, pandemics, acts or escalation of war or acts of terrorism, or other catastrophic events, (15) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, (16) the Company’s ability to attract and retain key employees in a competitive labor market, (17) the Company’s ability to access capital and liquidity on terms acceptable to the Company, to effectively deploy capital, including the proceeds of its recent subordinated debt issuance, and the amount and timing of any future share repurchases, (18) changes to the Company’s preliminary regulatory capital ratios as they are finalized, and/or (19) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated and segment adjusted revenue, consolidated and segment adjusted noninterest expense and adjusted noninterest income, consolidated and segment adjusted efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be adjusted in nature. The Company refers to these non-GAAP measures as adjusted measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of the Company’s operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant gains and charges excluded from the adjusted measures in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
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FB Financial Corporation
Third Quarter 2026 Results

A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is included in the Company’s Third Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on October 13, 2026 and is also available at https://investors.firstbankonline.com.
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FB Financial Corporation
Third Quarter 2026 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except per share data)

	As of or for the Three Months Ended
	Sep 2026	Jun 2026	Sep 2025
Selected Balance Sheet Data
Cash and cash equivalents	$1,017,689	$1,112,357	$1,280,033
Investment securities, at fair value	1,543,889	1,527,093	1,428,401
Loans held for sale	255,069	198,089	167,449
Loans HFI	13,179,564	12,865,510	12,297,600
Allowance for credit losses on loans HFI	(193,960)	(194,010)	(184,993)
Total assets	17,093,991	16,796,101	16,236,459
Interest-bearing deposits (non-brokered)	11,262,198	10,886,056	10,634,555
Brokered deposits	626,687	685,902	487,765
Noninterest-bearing deposits	2,777,111	2,775,208	2,690,635
Total deposits	14,665,996	14,347,166	13,812,955
Borrowings	265,390	314,513	213,638
Allowance for credit losses on unfunded commitments	16,116	15,859	17,392
Total common shareholders’ equity	1,933,646	1,936,531	1,978,043
Selected Statement of Income Data
Total interest income	$236,107	$229,438	$236,898
Total interest expense	86,161	80,466	89,658
Net interest income	149,946	148,972	147,240
Total noninterest income	24,540	25,780	26,635
Total noninterest expense	96,034	91,480	109,856
Earnings before income taxes and provisions for credit losses	78,452	83,272	64,019
Provisions for credit losses	1,424	10,116	34,417
Income tax expense	16,826	14,499	6,227
Net income applicable to noncontrolling interest	—	8	—
Net income applicable to FB Financial Corporation	$60,202	$58,649	$23,375
Net interest income (tax-equivalent basis)	$150,807	$149,788	$148,088
Adjusted net income*	$60,937	$58,905	$57,606
Adjusted pre-tax, pre-provision net revenue*	$79,446	$83,607	$80,980
Per Common Share
Diluted net income	$1.20	$1.13	$0.43
Adjusted diluted net income*	1.21	1.14	1.07
Book value	39.11	38.75	37.00
Tangible book value*	31.50	31.19	29.83
Weighted average number of shares outstanding - fully diluted	50,286,830	51,693,688	53,957,062
Period-end number of shares	49,443,360	49,976,755	53,456,522
Selected Ratios
Return on average:
Assets	1.43%	1.44%	0.58%
Shareholders’ equity	12.2%	11.8%	4.69%
Tangible common equity*	15.2%	14.6%	5.82%
Efficiency ratio	55.0%	52.3%	63.2%
Adjusted efficiency ratio (tax-equivalent basis)*	54.3%	52.0%	53.3%
Loans HFI to deposit ratio	89.9%	89.7%	89.0%
Noninterest-bearing deposits to total deposits	18.9%	19.3%	19.5%
Net interest margin (tax-equivalent basis)	3.83%	3.95%	3.95%
Yield on interest-earning assets	6.02%	6.07%	6.35%
Cost of interest-bearing liabilities	2.91%	2.84%	3.21%
Cost of total deposits	2.32%	2.26%	2.53%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.47%	1.51%	1.50%
Annualized net charge-offs as a percentage of average loans HFI	0.04%	0.06%	0.05%
Nonperforming loans HFI as a percentage of loans HFI	1.18%	1.17%	0.94%
Nonperforming assets as a percentage of total assets	1.13%	1.14%	0.89%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	11.3%	11.5%	12.2%
Tangible common equity to tangible assets*	9.32%	9.49%	10.1%
Tier 1 leverage	10.0%	10.1%	10.6%
Tier 1 risk-based capital	11.0%	11.0%	11.7%
Total risk-based capital	13.6%	12.9%	13.6%
Common equity Tier 1	11.0%	11.0%	11.7%
*This represents a non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Third Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on October 13, 2026, and is also available at https://investors.firstbankonline.com.
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